                                                                   EXHIBIT 3.86

                          Website Publisher Agreement
                          ---------------------------

     This Website Publisher Agreement (the "Agreement") is effective as of the __ day of _______, 2001 (the "Effective Date"), by and between Engage, Inc. ("Engage") with its principal place of business located at 100 Brickstone Square, Andover, MA 01810 and ______________________ located at
__________________________________ the ("Company").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Engage and Company agree to the following:

1.   Engage Responsibilities.

(a)  License. Company hereby grants Engage the right, in accordance with the
     -------
terms of this Agreement, to sell advertising space on the Company's Website as indicated on Attachment A. Engage will (i) solicit the purchase of online advertising inventory from advertisers and advertising agencies (collectively, the "Advertisers"); and (ii) serve, report and track advertising campaigns ("Campaigns") run on such inventory, (collectively, the "Services"), with respect to Company's web site(s) (the "Website") set forth in Schedule 1 ("Schedule 1") to this Agreement.
  ----------

(b)  Ad Serving; Reporting and Specific Requests.
     -------------------------------------------

     (i)    Ad Serving. All Campaigns sold by Engage shall be controlled and
            ----------
served by Engage at no additional cost to Company. Company shall allocate to Engage the advertising impressions inventory ("Impressions") as defined in Attachment A; and Engage shall have reasonable discretion over the content and nature of the advertising inventory that will be sold by Company.

     (ii)   Reporting. Engage shall use commercially reasonable efforts to
            ---------
provide Company with the following: (a) twenty-four (24) hour seven (7) day a week access to online reporting; and (b) revenue reports that detail Engage generated activity on the Website, including each Advertiser, its duration and the number of Impressions.

     (iii)  Specific Requests.  If Company requests that specific paid or non-
            -----------------
paid Campaigns, including, without limitation, house banners, which are not sold as a result of the Services, be served by Engage, Company shall pay Engage a fee of $1.00 per thousand impressions for all costs associated with serving, auditing and reporting with respect to such Campaigns ("Serving Fee"). Engage may at its option, invoice Company for such fees or deduct such fees from payments owed to Company for royalty payments.

2.   Company's Responsibilities.

(a)  Valid Impressions. Company shall not run "robots" or "spiders" against its
     -----------------
web site(s) or use any means to artificially increase the number of Impressions or Clickthroughs available including but not limited to encouraging users to click on banners with offers of cash, prizes or anything else of value in exchange for services. For purposes of clarification, a Clickthrough is generated when a user clicks with their mouse on an Advertiser's message in order to move to the Advertiser's web site. Failure to comply with this Section will result in termination of the Services and Engage reserves the right to withhold payment.

(b)  Co-operation. Company shall cooperate with any reasonable Engage efforts or
     ------------
initiatives relating to auditing sites on the Engage network, obtaining enhanced demographic information about visitors to Website(s), or other activity designed to increase the value of the Engage network.

(c)  Privacy Policy. Company will post a privacy policy on the Website that
     --------------
includes the following statement:

     This site uses the services of Engage for the serving and/or targeting of ads, promotions and other marketing messages. To do this, Engage collects anonymous data typically through the use of cookies. To learn more about Engage, including your ability to opt out of the Engage system, go to http://www.engage.com/privacy.
     -----------------------------

Campaigns will not be sold until Company has posted the above privacy policy. Serving of Campaigns may be suspended or terminated upon the direction of Engage if Company breaches its obligations under this Section 2 (c), including if the privacy language is removed or modified without prior approval from Engage.

(d)  Data Use.  Engage will have the right to collect anonymous data through
     ---------
unique identifiers and/or cookies on ads served. This anonymous data is used for tracking, reporting and targeting in and on the Engage network. Engage represents and warrants that it will not (i) store personal information, (ii) sell, report or transfer unprocessed anonymous data from Company to any third party, or (iii) aggregate or present anonymous data in a form or manner that would permit a third party to identify any individual's personal information or identify the data as associated with Company.

Rev 1.2                                1                            CONFIDENTIAL
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3.   Marketing Responsibilities.

(a)  Promotion and Approval.  Engage in its sole discretion, shall have the
     ----------------------
right to place the name and/or logo of Company on Engage's web site and within Engage's media kit and hot link to Company's Website.

(b)  Marketing Materials.  Company acknowledges that Engage may market and
     -------------------
promote the Website to potential Advertisers, by such means as it deems appropriate, including, without limitation, listing the Website in directories, trade publications, Engage proposals and presentations, advertisements, and other promotional opportunities.

(c)  Press Releases.  Except as required by law or as authorized by this
     --------------
Agreement, both parties must approve in writing all press releases or announcements referring to the Agreement or the Engage/Company relationship prior to their release to the press or any third party. Engage does not need to obtain prior written consent from Company for any press release in which Company's Website is listed among other Websites represented by Engage as part of an Engage network.

4.   Fees.  The fees in this Agreement are set forth in Attachment A.

5.   Billing and Payment.

(a)  Billing and Payment. Engage shall, on behalf of Company, be responsible for
     -------------------
invoicing and collecting all revenue from Campaigns. Engage shall remit amounts due to Company within sixty (60) days following the end of each month in which a Campaign generated advertising revenue on the Website, regardless of whether Engage collects advertising revenue from Advertisers for such Campaigns. For example, Engage will send Company payment by April 1 for Campaigns placed during the month of January. An Engage payment report summarizing Company's activity will accompany each payment. Engage will accrue and hold monthly payments due to Company until the aggregate amount due exceeds $100. Engage shall remit payments to:

          (Contact Name)
          (Title)
          (Company)
          (Address)
          (Telephone)
          (Fax)
          (Email)

(b)  Discrepancies.  Company has 30 days from the receipt of payment to report
     -------------
any discrepancy or to question the payment. Engage and Company will use their best efforts to resolve any discrepancy or question quickly and fairly. In case of a discrepancy between any report generated by Engage's online reporting application and Engage's final billing information, the billing information will control.

6. Ad Blocking. Engage provides an automated procedure for blocking selected Advertisers or advertisements from appearing on the site. Company is responsible for utilizing Engage's ad blocking system in accordance with the procedures set forth on Engage's web site. Company acknowledges that Engage's ad blocking system provides adequate protection against the appearance of unwanted or inappropriate advertisements or Advertisers on Company's ad spaces. Company agrees that Engage shall not be liable for the content of any advertisements delivered by Engage on Company Website.

7. Confidential Information. The term "Confidential Information" shall mean this Agreement, and all information disclosed by a party ("Disclosing Party") to the other party ("Receiving Party") in any form disclosed or made available by the Disclosing Party to the Receiving Party that the Receiving Party knows or has reason to know (either because such information is marked or otherwise identified by the Disclosing Party orally or in writing as confidential or proprietary), has commercial value, or because it is not generally known in the relevant trade or industry. Each party shall take appropriate measures by instruction and agreement prior to disclosure to any employees to assure against unauthorized use or disclosure, and such employees shall have agreed in writing to maintain the confidentiality of such information. The Receiving Party shall have no obligation with respect to information which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality; or
(iv) is disclosed by the Receiving Party under a valid order of a court or government agency, provided that the Receiving Party provides prior written notice to the Disclosing Party of such obligation and the opportunity to oppose such disclosure. Upon written demand of the Disclosing Party, the Receiving Party shall cease using the Confidential Information provided by the Disclosing Party and return the Confidential Information and all copies, notes or extracts thereof to the Disclosing Party within seven (7) days of receipt of notice.

Rev 1.2                                2                            CONFIDENTIAL
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8.   Company's Representations and Warranties. Company represents and warrants that the Website shall not contain, or contain links to, content promoting the use of alcohol, tobacco or illegal substances; nudity, sex, pornography, or adult-oriented content; user-generated content (guest books, forums, message boards, discussion boards); expletives or inappropriate language; content promoting illegal activity, such as copyright infringement, racism, hate, "spam," mail fraud, pyramid schemes, or investment opportunities or advice not permitted under applicable law; content that is libelous, defamatory, contrary to public policy, or otherwise unlawful, or any other content deemed inappropriate by Engage in its sole discretion. Company shall defend, hold harmless and indemnify Engage from and against any third party claim related to or arising from the Website content or links.

9. Warranty Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXPRESS OR IMPLIED WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, NETWORK FAILURES, THIRD-PARTY AD SERVING DIFFICULTIES, SOFTWARE PROGRAMS, SERVICES PROVIDED HEREUNDER, OR ANY OUTPUT OR RESULTS THEREOF. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. Limitation of Liability. COMPANY'S SOLE REMEDY AND ENGAGE'S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED FEES PAID TO ENGAGE FOR CAMPAIGNS RUN ON COMPANY'S BEHALF OR $50,000, WHICHEVER IS LESS. COMPANY RECOGNIZES THAT FEES HEREUNDER ARE BASED IN PART ON THE WARRANTY, LIMITATION OF LIABILITY AND REMEDIES AS SET FORTH HEREIN.

11. Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, LOSS OF USE, OR LOSS OF PROFITS ARISING HEREUNDER OR FROM THE PROVISION OF SERVICES, INCLUDING ADVERTISING ON THE WEBSITE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO INDEMNIFICATION OR INTENTIONAL MISCONDUCT.

12.  Term and Termination.

(a)  Term.  The specific term of this Agreement is set forth in Attachment A.
     ----

(b)  Breach and Cure. This Agreement may be terminated immediately by either
     ---------------
party upon a material breach by the other party. Notwithstanding the foregoing, if such breach is curable, the other party may only terminate this Agreement if the party in breach fails to cure such breach within 30 days from receipt of written notice from the other party. In the event of termination pursuant to this section, all Net Advertising Revenue due Company (minus all Engage fees and any other amounts to which Engage is lawfully entitled) prior to termination shall be paid in accordance with this Agreement.

(c)  Immediate Termination or Suspension of Services.  Notwithstanding any other
     -----------------------------------------------
provision of this Agreement, Engage may, in its sole discretion, decide to immediately terminate this Agreement or suspend the Services by providing written notice to Company if (i) Engage determines that continuing to provide services to the Website conflicts with Engage standards and the standards being set by other websites in Engage's network; (ii) if Company fails to comply with the Privacy Policy requirements stated in Section 2 (c); or (iii) if Company fails to deliver to Engage a minimum of seventy-five (75%) percent of the Allocated Monthly Impressions or Allocated Weekly Impressions, as the case may be, each month for a period of three (3) consecutive months.

13. Non-Solicitation. Company agrees that during the Initial Term and all Renewal Terms of this Agreement and for a period of six months following the expiration or termination of this Agreement, Company shall not solicit the services of any Engage employee, including, without limitation, as a full or part-time employee or independent contractor.

14. Miscellaneous. Sections 5, 7, 8, 9, 10, 11, 12, 13, and 14 and the accompanying provisions of any Attachment shall survive expiration or earlier termination of this Agreement. Nothing in this Agreement shall be deemed to create a partnership or joint venture between the parties and neither Engage nor Company shall hold itself out as the agent of the other, except as set forth in this Agreement. Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered). Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement shall be effective only if in writing and signed by the parties.

Rev 1.2                                3                            CONFIDENTIAL
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This Agreement shall be interpreted under the laws of the Commonwealth of
Massachusetts. This Agreement may not be assigned by Company without the prior written consent by Engage. This Agreement shall be binding on permitted successors and assigns. This Agreement, including all Attachments which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

IN WITNESS OF THE FOREGOING, the parties have caused the Agreement to be signed by an authorized representative as of the Effective Date set forth above.

ENGAGE, INC.                       COMPANY________________________

By: ___________________________    By: ___________________________

Name: _________________________    Name: _________________________

Title: ________________________    Title: ________________________

Rev 1.2                                4                            CONFIDENTIAL
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                                  Schedule 1

     This Schedule dated ____________ supersedes any previous drafted Schedule. Services by Engage for Company includes the following Website(s):
     Site Name -

Rev 1.2                                5                            CONFIDENTIAL

                          Attachment A Site Specific

1.   Fulfillment of Advertising Campaigns.  Company shall accept and use its
     ------------------------------------
best efforts to fulfill, all Campaigns referred to the Company by Engage as a result of the Services in a timely manner.

2.   Default Banners.  If Engage has no paid Campaigns to serve, Engage shall
     ---------------
not charge Company a fee to serve standard sized house banners (468 x 60 or 125 x 125 pixels) as default campaigns.

3.   Impressions. Company shall allocate a minimum of ___________ advertising
     -----------
impressions ("Impressions") per month to Engage (the "Allocated Monthly Impressions"). Company shall place a maximum of one (1) Impression on each page of the Website, unless Company receives Engage's prior written consent. The Allocated Monthly Impressions shall arise from a cross section of all available Impressions on the Website. Company must notify Engage by the fifteenth (15th) day of the preceding month of a ten (10%) percent or more increase or decrease in the Allocated Monthly Impressions for the following month.

4.   Website Information.  Upon execution of this Agreement, Company shall
     -------------------
provide Engage with the following information: (i) available demographic and psychographic (interest and behavioral) information regarding the Website's audience, (ii) description of the Website by section, (iii) advertising and sponsorship opportunities, (iv) marketing information, and (v) contact information. Company shall ensure that all information provided to Engage is current and complete, and shall advise Engage of new opportunities and advertising prospects regarding the Website and Website features offered by Company. Company acknowledges that Engage has no responsibility to review the content of its Website(s).

5.   Tracking. Upon execution of this Agreement, Company shall provide Engage
     --------
with a detailed inventory projection analysis of the Website's traffic, including visitor and page view totals for its primary sections.

6.   Editorial Policy.  Upon execution of this Agreement, Company shall provide
     ----------------
Engage with the editorial policy of the Website.

7.   In-House Sales. Engage acknowledges that Company's in-house sales force
     --------------
shall have the right to continue its advertising sales efforts during the Initial Term and all Renewal Terms of this Agreement. Engage and Company agree to cooperate to prevent duplication of sales efforts and conflicts and to inform each other of targeted Advertisers. To facilitate this process, Company shall provide Engage with a written report each month, which shall include the names of all potential Advertisers being solicited by Company, number of Impressions and dates and duration of the advertising Campaign. In addition, all Advertisers listed on Schedule 2 ("Schedule 2") and made a part of this Agreement shall be retained by Company as its house account list to be solicited by Company's in-house sales force. If Company executes an insertion order with an Advertiser that is not listed on Schedule 2, then Company must remit payment to Engage of the Engage royalty, as set forth below, from revenue derived from such Advertiser's Campaign. Company may modify Schedule 2 once every six (6) months commencing on the Effective Date upon thirty (30) days written notice to Engage. For the avoidance of doubt, if Company modifies Schedule 2 to add an Advertiser to its house account list, which Advertiser has executed an insertion order with Engage prior to such modification, then Company must honor and fulfill such insertion order.

8.   HTML Changes. Company shall make all necessary HTML changes with respect to
     ------------
the ad code so as to enable Engage to deliver Impressions to Advertisers in accordance with this Agreement.

9.   Refresh Rates. Company may refresh banner rotations only for pages that
     -------------
have video broadcast, audio broadcast, or active gaming content. Such ads must not be refreshed more frequently than once every three (3) minutes.

10.  Promotional Material. Company shall provide Engage with reasonable amounts
     --------------------
of Company's promotional materials.

11.  Registry as partner.  Company authorizes Engage to register as Company's
     -------------------
partner in all relevant periodicals, directories, and other marketing sources identified by Engage and approved in advance by Company within the scope of and during the Initial Term and all Renewal Terms of this Agreement.

Rev 1.2                         Attachment A-1                      Confidential

12.  Royalty. For all Campaigns, Engage shall pay Company a royalty of (50%)
     -------
percent of all Net Advertising Revenue. "Net Advertising Revenue" is defined as gross advertising revenue invoiced by Engage arising out of Campaigns sold and placed on the Website by Engage during the term of this Agreement, less third party advertising agency fees, technology fees, where applicable, and credits (other than bad debt), refunds and sales or use taxes.

13.  Promotional Impressions.  Company agrees to provide up to five percent of
     -----------------------
its delivered Impressions to Engage free of charge for use in product development and promotional purposes.

14.  Term and Termination.  This Agreement shall have an initial term of 90 days
     --------------------
from the Effective Date (the "Initial Term"), at which point both companies will have the option of renewing the Agreement for periods of one year thereafter (each, a "Renewal Term"). Company agrees to fulfill all Campaigns Engage has accepted on Company's behalf prior to termination.

15.  Fee Revenue. Engage shall continue to collect advertising revenue on behalf
     -----------
of Company and pay Company a commission for a period of six months following expiration or termination of the Agreement.

Rev 1.2                         Attachment A-2                      Confidential

                                  Schedule 2
                     In-House Account List (Site Rep only)

This Schedule dated ____________ supersedes any previous drafted Schedule.

Engage shall not contact any of the following accounts on behalf of Company, unless Company formally notifies Engage in writing once every six months:


Rev 1.2                         Attachment A-3                      Confidential

Summary Report
InvestorLinks
6/1/2001 - 6/6/2001  (Pacific Standard Time)

Note:
If your commission split with Engage has changed, all historical data up to and including March 31 will reflect your new commission rate. All approximate net revenues in SiteReporter after April 1st 2001 can be referenced as an exact revenue figure. We require a 10-day window at the beginning of each month to close and validate the previous month's billing.


Impressions                                                       182,067

Click Through                                                         308

Click Through Percentage                                             0.17%

Average CPM (All Impressions)                                   $    0.56

Average CPM (Sold Impressions)                                  $    0.56

Average Cost per Click                                          $    0.33

Total Approximate Net Revenue Payable by Engage Media           $   71.12

Total Approximate Gross Revenue                                 $  101.60